Exhibit 99.1

iSpecimen Announces Pricing of Initial Public Offering

LEXINGTON, Mass., June 16, 2021 /PRNewswire/ -- iSpecimen Inc. ("iSpecimen" or the "Company"), an online marketplace for human biospecimens, today announced the pricing of its initial public offering of 2,250,000 shares of its common stock at a price of $8.00 per share, for gross proceeds of $18,000,000 before deducting underwriting discounts, commissions and offering expenses. In addition, iSpecimen has granted the underwriters a 45-day option to purchase up to an additional 337,500 shares of common stock solely to cover over-allotment.

The shares of common stock are expected to begin trading on the Nasdaq Capital Market under the ticker symbol "ISPC" on June 17, 2021 and the offering is expected to close on June 21, 2021, subject to customary closing conditions.

The net proceeds from the initial public offering will be used for technology development, sales and marketing, supply development, customer acquisition, and other general corporate expenses, including repayment of certain indebtedness.

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as the sole book-running manager for the offering.

The Securities and Exchange Commission (the "SEC") declared effective a registration statement on Form S-1 relating to the shares on June 16, 2021. A final prospectus related to the proposed offering will be filed and made available on the SEC's website at http://www.sec.gov. The offering is being made only by means of a prospectus. Electronic copies of the final prospectus may be obtained, when available, from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 and by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About iSpecimen

iSpecimen offers an online marketplace for human biospecimens, connecting life scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers, and other healthcare organizations. For more information about iSpecimen, please visit www.ispecimen.com.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.